Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Maja Stevanovich
+1.414.906.6675
Maja.Stevanovich@manpowergroup.com

Ruth Harper
+1.414.906.7490
ruth.harper@manpowergroup.com

John “Jack” T. McGinnis Appointed ManpowerGroup CFO;
Michael Van Handel named Senior Executive Vice President ManpowerGroup, both effective February 15, 2016

MILWAUKEE (February 3, 2016) – ManpowerGroup (NYSE: MAN) announced today that John “Jack” T. McGinnis, 49, has been appointed ManpowerGroup Executive Vice President, Chief Financial Officer, effective February 15, 2016. McGinnis joins from Morgan Stanley where he was Global Controller responsible for financial accounting and controls, SEC and regulatory reporting, financial planning and analysis, and the finance function for their large U.S. Bank. McGinnis was previously CFO, HSBC North America Holdings Inc., and before that was Partner at Ernst & Young LLP. Michael Van Handel will retire from his role as CFO and become Senior Executive Vice President, effective the same day. Both will report to Jonas Prising, Chairman and CEO.
“I’m delighted to welcome Jack to the ManpowerGroup Executive Leadership Team” said Prising. “He brings world-class financial, commercial, strategic and investor relations experience. He also has significant experience working with boards and audit committees across large, sophisticated, global platforms, and is the right cultural fit for ManpowerGroup. I have great confidence in Jack’s capabilities and leadership and look forward to him continuing to strengthen our financial discipline and performance.”

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com

Van Handel, 56, joined ManpowerGroup in 1989 and has served as CFO since 1998. He will remain with the company at least through 2016 and in his new role will be responsible for investor relations and ensuring a successful CFO transition.
Van Handel has played a leading role in taking ManpowerGroup from an $8B temporary staffing company, operating in 50 countries with one brand, to a $20B global provider of innovative workforce solutions operating in 80 countries under four brands – Manpower, Experis, ManpowerGroup Solutions and Right Management. Van Handel is regularly recognized for his financial expertise, most recently as the Institutional Investor magazine’s ‘America's Best CFO for Business and Professional Services’ which he has been awarded every year since 2005.
“Mike’s impressive leadership, financial acumen and operational discipline have been invaluable to us for almost three decades.” said Prising. “He has done an outstanding job in his role operationally and in raising ManpowerGroup’s profile in the investor community, enhancing investor confidence with clearly articulated strategies, aimed at creating shareholder value. His leadership is not limited to his role as a successful CFO but also as an outstanding corporate leader who has embodied our company’s culture of strong ethics and continued dedication to doing well by doing good. I want to recognize and thank Mike for his accomplishments as CFO and significant contributions to making ManpowerGroup a global leader in our industry.”
Van Handel commented: “I feel very fortunate to have served in the role of CFO and to have had the opportunity to work with a world-class management team leading ManpowerGroup through such a successful journey. I’m looking forward to working with Jack and ensuring a smooth transition. I’m confident that with Jack’s leadership and with the strength of our finance team, we’ll continue the strong financial legacy of the company with a clear focus on creating shareholder value.”
McGinnis said: “I’m thrilled to be joining ManpowerGroup at an exciting time as we continue our journey as the leading workforce solutions company. I’m looking forward to delivering world class results for both clients and candidates, finding work for millions of people every year, and doing that alongside the talented finance and management teams at ManpowerGroup.”
Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://www.manpowergroup.com/investors.cfm.

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About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

Forward-Looking Statements

This news release contains statements, including with respect to future financial performance, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company's expected future results. The Company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2014, which information is incorporated herein by reference.

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com